As filed with the Securities and Exchange Commission on April 24, 2009
Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

XATA CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation)	41-1641815 (I.R.S. Employer Identification No.)
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600
(Address of Principal Executive Offices)
XATA CORPORATION 2007 LONG-TERM INCENTIVE
AND STOCK OPTION PLAN
(Full title of the plan)
Mark E. Ties
Chief Financial Officer
XATA Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600
(Name, address and telephone number of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
Title of	Amount	maximum	aggregate	Amount of
securities to	to be	offering price	offering	registration
be registered	registered (1)	per share (2)	price (2)	fee
Common Stock, par value $.01 per share	1,804,000 shares	$2.56	$4,618,240	$257.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of Common Stock of the Registrant.

(2)	Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) and (h)(1) under the Securities Act, the maximum offering price per share and maximum aggregate offering price are calculated based on the average high and low prices reported on the Nasdaq Capital Market on April 17, 2009.

Explanatory Note
     On February 4, 2009, the shareholders of XATA Corporation (the “Company”) adopted an amendment and restatement of the XATA Corporation 2007 Long-Term Incentive and Stock Option Plan (as amended and restated, the “Plan”). The Plan provides that the number of shares authorized for grant shall be equal to 1,897,000 plus an amount added each January 1 during the years 2009 — 2017 as determined by the Company’s Board or Compensation Committee in accordance with a formula prescribed in the Plan. As of February 3, 2009, the Compensation Committee of the Board approved the addition of 407,000 shares to the Plan’s authorized reserve, for a total of 2,304,000 shares. Of this amount, 500,000 shares were previously registered on Registration Statement No. 333-140741 (filed February 15, 2007). The purpose of this Registration Statement is to register the remaining 1,804,000 shares currently authorized for grant under the Plan.
Part II — Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference into this Registration Statement and made part hereof:
     (a) the Company’s most recent Annual Report on Form 10-K filed with the Commission;
     (b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Company’s fiscal year covered by the Annual Report on Form 10-K referenced in item (a); and
     (c) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission and declared effective on December 20, 1995, (File No. 0-27166 under the Exchange Act), including any subsequent amendment or any report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Officers and Directors
     Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of

1933, as amended (the “Act”). Section 4.7 of the Company’s Second Restated Articles of Incorporation, as amended, and Article V of the Company’s Bylaws contain substantially similar provisions and, in addition, specifically authorize adoption of agreements for indemnification greater than that required by statute and purchase of insurance to meet the Company’s indemnification obligation. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.
     In addition, the Company has entered into indemnification agreements with Trident Capital, Inc. (the controlling entity of the holders of our Series B Convertible Preferred Stock) and the persons designated as directors of the Company by Trident Capital which is intended to hold them harmless from liability they may incur as a “controlling person,” in the case of Trident Capital, and as directors, with respect to the individual appointees.
     As permitted under Minnesota Statutes, the Company’s Second Restated Articles of Incorporation, as amended, provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director’s duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director’s duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting, in an improper personal benefit to the director.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description

3.1	Second Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (File No. 0-27166)).

3.2	Articles of Amendment of Second Restated Articles of Incorporation (incorporated by reference to Exhibit B to the Company’s Proxy Statement for its Special Meeting of Shareholders filed with the Commission on March 20, 2009 (File No. 0-27166)).

3.3	Bylaws of XATA Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (File Number 0-27166))

4.1	XATA Corporation 2007 Long-Term Incentive and Stock Option Plan (As Amended and Restated February 4, 2009) (incorporated by reference to Appendix A to the Company’s Proxy Statement for its Annual Meeting of Shareholders filed with the Commission on December 22, 2008 (File No. 0-27166)).

5.1	Opinion and consent of Faegre & Benson LLP*

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP*

24.1	Powers of Attorney*

*	Filed herewith

Item 9. Undertakings
(1) The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(a)(i) and 1(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.
(2) The undersigned company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on April 24, 2009.

XATA CORPORATION
By:	/s/ John J. Coughlan
John J. Coughlan
Chairman, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on April 24, 2009.

/s/ John J. Coughlan
John J. Coughlan, Chairman, Chief Executive Officer and President (Principal
Executive Officer)

/s/ Mark E. Ties
Mark E. Ties, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Carl M. Fredericks*
Carl M. Fredericks, Director

/s/ Thomas G. Hudson*
Thomas G. Hudson, Director

/s/ Roger W. Kleppe*
Roger W. Kleppe, Director

/s/ Chad Lindbloom*
Chad Lindbloom, Director

/s/ Christopher P. Marshall*
Christopher P. Marshall, Director

/s/ Michael J. Paxton*
Michael J. Paxton, Director

/s/ Bharat S. Vedak*
Bharat S. Vedak, Director

*	Mark E. Ties, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

/s/ Mark E. Ties
Mark E. Ties

EXHIBIT INDEX

Exhibit	Description	Method of Filing

3.1	Second Restated Articles of Incorporation	Incorporated by reference

3.2	Articles of Amendment of Second Restated Articles of Incorporation	Incorporated by reference

3.3	Bylaws of XATA Corporation	Incorporated by reference

4.1	XATA Corporation 2007 Long-Term Incentive and Stock Option Plan (As Amended and Restated February 4, 2009)	Incorporated by reference

5.1	Opinion and consent of Faegre & Benson LLP	Filed Electronically

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5.1)	—

23.2	Consent of Grant Thornton LLP	Filed Electronically

24.1	Powers of Attorney	Filed Electronically